Exhibit 99.1

Eversource Energy Announces Fourth Quarter 2023 Impairment

HARTFORD, Conn. and BOSTON, Mass. (January 8, 2024) – Eversource Energy (NYSE: ES) provided the following updates regarding its process to divest its 50 percent ownership interest in three offshore wind projects: South Fork Wind, Revolution Wind and Sunrise Wind. Eversource currently holds its share of these three projects in two separate joint venture partnerships with Ørsted (each, a “JV”), one that holds only South Fork Wind and another that holds both Revolution Wind and Sunrise Wind. Eversource also separately holds a tax equity investment in South Fork Wind.

Eversource is in advanced, exclusive negotiations with the selected buyer (the “Buyer”), which is a leading global private infrastructure investor, to sell its ownership interest in these projects. Although Eversource cannot provide any assurance that the parties will reach final agreement on terms for this transaction, if successful in reaching an agreement, Eversource will announce the details of the transaction terms and conditions promptly upon execution of such definitive documentation.

Closing a transaction with the Buyer would be subject to customary conditions, including certain regulatory approvals under the Hart Scott Rodino Act and at the Federal Energy Regulatory Commission, as well as other conditions, among which, are the completion and execution of the partnership agreements between the Buyer and Ørsted that will govern the Buyer’s new ownership interest following Eversource’s divestiture. The scope of the transaction would also be subject to the developments with respect to the Sunrise Wind rebid process.

“We are pleased to advance the sale of our offshore wind interests and are appreciative of the support and collaboration we continue to receive from Ørsted on this very complex transaction,” said Joe Nolan, Eversource’s Chairman, President and Chief Executive Officer.

During the fourth quarter of 2023, Eversource identified certain impacts that will require further adjustment to the carrying value of its offshore wind investments for the three projects. Revised projected construction costs caused primarily by supply chain constraints relating to the projects’ installation vessels and foundation fabrication, and uncertainties related to the Sunrise Wind rebid process in New York’s current RFP issued on November 30, 2023, have impacted the aggregate offshore wind ownership interest potential sales price with the Buyer. These negative impacts and other developments described below required Eversource to evaluate its offshore wind business investments for an other-than-temporary impairment.

We considered the following factors in our impairment evaluation:

●	In the fourth quarter, each JV updated its project construction forecasts. These new forecasts reflect additional expenditures for construction and scheduling related pressures, including the availability and increased cost of installation vessels and supply chain cost increases related to foundation fabrication. In determining the current fair value of the projects, these increases exceed the previously estimated projections for construction expenditures, which results in a fair value that is now significantly lower than previously determined. Based on these factors, we expect to record an after-tax other-than-temporary impairment in the range of approximately $800 million to $900 million across all of the three wind projects in the fourth quarter of 2023.

●	On October 12, 2023, the New York State Public Service Commission denied Sunrise Wind’s petition to amend its OREC contract to increase the contract price to cover increased costs and inflation. Subsequent to the denial, on November 30, 2023, the general terms of an expedited offshore wind renewable energy solicitation in New York were released. A primary condition for Sunrise Wind to participate in this new solicitation is to agree to terminate its existing OREC agreement. If Sunrise Wind participates in the new RFP and is successful, Sunrise Wind would have 90 days to negotiate a new OREC agreement at the revised price. We are working with Ørsted to determine whether to submit a new bid for Sunrise Wind, the price at which a new bid would be made, and the probability of success in the new bidding process. Based on these events, we expect to record an after-tax other-than-temporary impairment in the range of approximately $600 million to $700 million for Sunrise Wind in the fourth quarter of 2023.

●	We continue to evaluate the value of investment tax credit (“ITC”) adders from the Inflation Reduction Act that were part of the sale price value offered by the Buyer. We are now very confident that the 10 percent ITC adder for sourcing construction of an onshore substation in a designated community (energy community adder) is realizable. Relying on a high likelihood of realization of the energy community adder results in maintaining virtually all of the $400 million in value as part of the anticipated purchase price.

As a result of these fourth quarter developments, Eversource expects to record an after-tax other-than-temporary impairment charge in the range of $1.4 to $1.6 billion in the fourth quarter of 2023. This range is an estimate and subject to change as Eversource prepares its financial statements for the year ended December 31, 2023. The impairment charge reflects our current estimate of the fair value of the projects and will not impact Eversource’s future cash flows or its current cash balances. Eversource will continue to make future cash expenditures for required cash contributions to the JV projects up to the time of the sale of its interest in these projects.

We expect to issue our 2024 earnings guidance, long-term earnings growth rate, our equity needs and five-year capital forecast, along with other business updates on our fourth quarter earnings call in mid-February.

“Offshore wind projects continue to experience major supply chain disruption and inflationary challenges in the early stage of this growing industry in the U.S., and this impairment is an unfortunate reflection of the current market conditions we are facing,” added Nolan. “Eversource remains focused on advancing the efforts to decarbonize the energy sector and accelerate electrification with much needed investments in transmission and other clean energy infrastructure through our regulated utilities.”

Eversource Energy operates New England’s largest energy delivery system. It serves approximately 4.4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

INVESTOR CONTACT:

Robert S. Becker

(860) 665-3249

MEDIA CONTACT:

Caroline Pretyman

(617) 424-2460

Forward-Looking Statements

This release includes statements concerning Eversource’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events and other statements that are not historical facts, including the progress and anticipated timing of the offshore wind investment sale process, the potential terms thereof, the estimated impairment charge for the fourth quarter of 2023 and the factors underlying the anticipated impairment evaluation, including anticipated future expenditures, participation in and outcome of rebidding in the New York RFP and realization of future tax benefits. These statements are “forward-looking statements” within the meaning of U.S. federal securities laws. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “would,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to: our ability to complete the offshore wind investment sale process on the timeline or the terms we expect; the risk that we and the potential purchaser, or the potential purchaser and Ørsted, are unable to reach definitive agreements necessary to consummate the transactions described above; the outcome of the power purchase agreement bid process for Sunrise Wind and the risk of losing the bid to a competing offer; the ability to qualify for investment tax credits in the amounts we expect; variability in the costs and projected returns of the offshore wind projects and the risk of deterioration of market conditions in the offshore wind industry; cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource’s reports filed with the Securities and Exchange Commission (“SEC”). They are updated as necessary and available on Eversource’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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